Exhibit 99.1

11695 Johns Creek Parkway ATLANTA, GA 30097 NEWS RELEASE

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Mike O’Sullivan Teradata Corporation Public Relations (937) 242-4786 mike.osullivan@teradata.com	Gregg Swearingen Teradata Corporation Investor Relations (937) 242-4600 gregg.swearingen@teradata.com

For Release on September 20, 2010

John G. Schwarz, CEO of Visier LLC and former CEO of SAP

BusinessObjects, Elected to Teradata Board of Directors

Recognized innovator brings leadership expertise from major business intelligence firms

ATLANTA – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today announced the election of John G. Schwarz to its Board of Directors, bringing significant global software business expertise to the Teradata board of directors. He has joined the board as a Class II director September 20, 2010.

Schwarz is currently the co-founder and chief executive officer of Visier LLC, a young business analytics software firm. He most recently served as chief executive officer of SAP BusinessObjects, where he was a member of the executive board of SAP AG and led global ecosystem, partner group, and corporate development while driving the integration of the Business Objects organization within SAP.

“John is a well-known and respected CEO whose insights, knowledge and record of driving growth will make him a meaningful contributor,” said James (Jim) Ringler, chairman, Teradata Corporation. “We are pleased to have someone of John’s stature and experience join the Teradata board.”

Schwarz’s impressive track record in the technology industry has also included a role as chief operating officer at Symantec Corporation, and a successful and diverse 25-year career at IBM, in addition to Business Objects.

“John has terrific credentials in business intelligence and is broadly recognized as an innovative leader,” said Mike Koehler, president and chief executive officer of Teradata Corporation. “He joins the board at an exciting time for Teradata. John’s entrepreneurial vision and insight will be extremely valuable going forward.”

Schwarz has served on a number of corporate boards, including his current role as a director of Synopsys, Inc. Schwarz earned degrees and diplomas at University of Manitoba, Toronto and Dalhousie.

Relevant Links:

•	To view biographies for current Teradata Board of Directors, click here.

•	For the latest Teradata earnings news release, click here.

•	To view recent news and announcements from Teradata Corporation, click here.

About Teradata

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence and achieving enterprise agility through its database software, enterprise data warehousing, data warehouse appliances, consulting, and enterprise analytics. Visit Teradata on the web at www.teradata.com.

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